                                                   Exhibit (10)-19
                                                   Commonwealth Edison Company
                                                   Form 10-K/A-1 File No. 1-1839


                         1994 AWARD TO MR. O'CONNOR AND
               MR. SKINNER UNDER THE COMMONWEALTH EDISON COMPANY
                         1993 LONG-TERM INCENTIVE PLAN
               -------------------------------------------------



     Commonwealth Edison Company, an Illinois corporation (the "Company") hereby grants to James J. O'Connor and Samuel K. Skinner in accordance with the provisions of the Commonwealth Edison Company 1993 Long-Term Incentive Plan (the "Plan"), a performance unit award (each, an "Award"), in the amount and upon and subject to the restrictions, terms and conditions set forth below. Capitalized terms not defined herein shall have the meanings specified in the Plan. The following chart describes the requirements for each Award level and sets forth the percentage of base pay allocated to such level:

Level of Award                                Cash        Stock
- --------------                                ----        -----
Threshold

If earnings per share on the Company's         25%          0%
Common Stock are at least $1.70 per share*

Target

If earnings per share on the Company's
Common Stock are at least $1.80 per share*     30%         20%

Distinguished Level

If earnings per share on the Company's
Common Stock are at least $2.00 per share*     30%         70%

     No Award at any level shall be earned or payable if (i) the amounts actually incurred by the Company for operations and maintenance and for capital expenditures for the calendar year 1994 are not at least $90 million less than the Budgeted Amount or (ii) the Company (or, if the Company becomes a majority owned subsidiary of another corporation, then such parent corporation) fails to maintain its regular quarterly cash dividends on the outstanding Common Stock in an amount at least equal to $.40 per share (adjusted for any stock-split, stock dividend or other similar event) during the calendar year 1994.

__________________
  * The earnings per share amount shall be adjusted for any stock-split, stock dividend or other similar event.

     The Company's budgeted operations and maintenance expense for the calendar year 1994 is $2,099,208,000 and the Company's budgeted capital expenditures for the calendar year 1994 is $750,000,000 (collectively the "Budgeted Amount").

     The value (the "Payment Amount") of an award is determined by multiplying the performance units (expressed as a percentage) at the achieved award level by base pay, and will result in a "Cash Payment Amount" (determined by reference to the "Cash Column") and a "Stock Payment Amount" (determined by reference to the "Stock Column"). Base pay for each of Mr. O'Connor and Mr. Skinner shall be his monthly scheduled rate of pay as of January 1, 1994, multiplied by 12 together with the income from his Deferred Compensation Units.

     The Award is subject to the provisions of Sections 8 through 11.4 (inclusive) of the 1994 Variable Compensation Award for Management Employees (including employment requirements and timing of payments).

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